Exhibit 99.2

ECOLAB INC.

SUPPLEMENTAL REPORTABLE SEGMENT INFORMATION

AND NON-GAAP RECONCILIATION

(unaudited)

Year ended December 31 (millions)	2018				2017
	Values at		Fixed Currency	Values at	Values at		Fixed Currency	Values at
	2018 Rates	Other	Rate Change	2019 Rates	2018 Rates	Other	Rate Change	2019 Rates
Net Sales
Global Industrial	$5,462.4	$-	$(242.2)	$5,220.2	$5,106.8	$-	$(211.0)	$4,895.8
Global Institutional	5,204.5	-	(138.5)	5,066.0	4,910.0	-	(124.2)	4,785.8
Global Energy	3,501.8	-	(113.0)	3,388.8	3,281.7	-	(75.9)	3,205.8
Other	877.6	-	(21.9)	855.7	931.5	-	(20.8)	910.7
Subtotal at fixed currency rates	15,046.3	-	(515.6)	14,530.7	14,230.0	-	(431.9)	13,798.1
Effect of foreign currency translation	(378.1)	-	515.6	137.5	(394.1)	-	431.9	37.8
Consolidated reported GAAP net sales	$14,668.2	$-	$-	$14,668.2	$13,835.9	$-	$-	$13,835.9

Operating Income
Global Industrial	$768.1	$(1.4)	$(42.3)	$724.4	$758.5	$(0.8)	$(35.7)	$722.0
Global Institutional	1,026.9	-	(19.6)	1,007.3	979.8	(0.5)	(16.6)	962.7
Global Energy	358.5	(0.4)	(19.6)	338.5	336.1	0.2	(13.4)	322.9
Other	161.3	1.8	(3.1)	160.0	142.5	1.1	(2.9)	140.7
Corporate	(307.1)	-	3.5	(303.6)	(213.9)	-	3.6	(210.3)
Subtotal at fixed currency rates	2,007.7	-	(81.1)	1,926.6	2,003.0	-	(65.0)	1,938.0
Effect of foreign currency translation	(60.7)	-	81.1	20.4	(52.9)	-	65.0	12.1
Consolidated reported GAAP operating income	$1,947.0	$-	$-	$1,947.0	$1,950.1	$-	$-	$1,950.1

Notes:

We evaluate the performance of our non-U.S. dollar functional currency international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Fixed currency amounts are updated annually at the beginning of each year based on translation into U.S. dollars at foreign currency exchange rates established by management, with all periods presented using such rates. Fixed currency rates are generally based on existing market rates at the time they are established.

The “Other” columns in the table above reflect immaterial changes between segments,  primarily cost allocations.

The "Fixed Currency Rate Change” columns in the table above reflect international operations at fixed currency exchange rates established by management at the beginning of 2019, rather than the 2018 established rates. The difference between the fixed currency exchange rates and the actual currency exchange rates is reported within the "Effect of foreign currency translation" rows in the table above.

The above table includes financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”), including fixed currency sales and fixed currency operating income. We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results. These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in the table.